Exhibit 10.4

PHH CORPORATION

2012 NON-QUALIFIED STOCK OPTION

AWARD NOTICE

We are pleased to notify you that PHH Corporation (the “Company”) has awarded you Non-Qualified Stock Options (each an “Option” or collectively, the “Options”).  The Options entitle you to purchase shares of the Company’s Stock.  The number of shares you may purchase and the exercise price at which you may purchase them are specified below.  This Non-Qualified Stock Option Award Notice (the “Award Notice”) constitutes part of and is subject to the terms and provisions of the attached Non-Qualified Stock Option Award Agreement (the “Agreement”) and the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan, as amended (the “Plan”).  Capitalized terms used but not defined in this Award Notice shall have the meanings set forth in the Agreement or the Plan.

Optionee:	[Name]

Participant #:	[ID]

Grant Date:	, 2012

Number of Shares:	[# of shares]

Exercise Price:	$[FMV on the grant date]

Expiration Date:	The Options shall expire at 5:00 p.m. Eastern Time on the 10th anniversary of the Grant Date, unless fully exercised or terminated earlier.

Vesting Schedule:	Subject to the provisions of the Agreement and the Plan, and provided that you remain continuously employed with the Company through September 27, 2015, the Options shall become 100% vested.

We congratulate you on the recognition of your importance to our organization and its future.

PHH CORPORATION	AGREED TO AND ACCEPTED:

By:
Name: Glen A. Messina	Name: [include name]
Title: President & CEO, PHH Corporation	Date: , 2012
Date: , 2012

RETAIN THIS NOTIFICATION AND YOUR AWARD AGREEMENT WITH

YOUR IMPORTANT DOCUMENTS AS A RECORD OF THIS AWARD.

PHH CORPORATION

NON-QUALIFIED STOCK OPTION

AWARD AGREEMENT

PHH Corporation, a Maryland corporation (the “Company”) has granted to the Optionee named in the Award Notice to which this Non-Qualified Stock Option Award Agreement (the “Agreement”) is attached, an award consisting of non-qualified stock options (each an “Option,” and collectively, the “Options”), subject to the terms and conditions set forth in the Award Notice and this Agreement.  The Options have been granted pursuant to the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan, as amended (the “Plan”).

WHEREAS, the Human Capital and Compensation Committee of the Board of Directors of the Company (the “Committee”) has the authority under and pursuant to the Plan to grant and establish the terms of awards to eligible employees of the Company and its Subsidiaries; and

WHEREAS, the Committee desires to grant non-qualified stock options to the Optionee, subject to the terms of the Plan, the Award Notice, and this Agreement.

In consideration of the provisions contained in this Agreement, the Company and the Optionee agree as follows:

1.                                       The Plan.  The Options granted to the Optionee hereunder are granted pursuant to the Plan.  A copy of the prospectus for the Plan is attached hereto and the terms of such Plan are hereby incorporated in this Agreement.  Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the Plan.

2.                                       Number of Shares and Purchase Price.  The Optionee is hereby granted Options to purchase the number of shares of Stock specified on the attached Award Notice (the “Option Shares”) at the Exercise Price per Share specified on the Award Notice, pursuant to the terms of this Agreement and the provisions of the Plan.

3.                                       Term of Option and Conditions of Exercise.

(a)                                  The Options have been granted as of the Grant Date and shall terminate on the Expiration Date specified on the Award Notice, subject to earlier termination as provided herein and in the Plan.  Upon the termination or expiration of the Options, all rights of the Optionee in respect of such Options hereunder shall cease.

(b)                                 Subject to the provisions of the Plan and this Agreement, except as may otherwise be provided by the Committee, the Options shall vest in accordance with the Vesting Schedule set forth on the Award Notice, so long as the Optionee continues to be employed by or provide service to the Company or a Subsidiary; provided, however, that

(i)                                     the Options shall become fully vested and exercisable upon the death of the Optionee or the termination of the Optionee’s employment or service due to a disability (as defined in the Company’s long-term disability plan) of the Optionee; and

(ii)                                  if the Optionee has not signed a restrictive covenant agreement in a form acceptable to the Company by no later than thirty (30) days after the Grant Date, the Options shall be forfeited.

(c)                                  Upon the effective date of a Change in Control that occurs before September 27, 2015 and while the Optionee is employed with the Company or its Subsidiaries, the Optionee will become vested as to a pro rata portion of the Options determined as follows: the total number of Options multiplied by a fraction where the numerator is the number of calendar days from and including the Grant Date through and including the effective date of the Change in Control and the denominator is the total number of calendar days from and including the Grant Date through and including September 27, 2015.  Notwithstanding the foregoing, if the surviving company following the Change in Control either (A) continues the Options in effect (subject to Section 5 of the Plan) or (B) replaces the Options with an option to receive the surviving company stock in a manner that complies with Code Section 409A and the regulations thereunder and, in either case, does not extend the maximum period for vesting under the Vesting Schedule provided under the Award Notice and this Agreement, then no accelerated vesting shall occur. Options that do not vest according to this Subsection (c) will continue to be subject to the Vesting Schedule in the Award Notice.

4.                                       Termination of Employment.

(a)                                  Except as may otherwise be provided by the Committee, if the Optionee’s employment with or service to the Company or a Subsidiary is terminated, the Options that are then unexercisable will terminate immediately upon such termination of employment or service.

(b)                                 Notwithstanding subsection (a):

(i)                                     if the Optionee’s employment is terminated by the Company and its Subsidiaries without Cause (as defined in subsection (c)), the Options shall become vested in accordance with the following schedule:

Date of Termination of Employment Without Cause	Percent Vested
Before January 1, 2013	0%
On or after January 1, 2013, but before January 1, 2014	25%
On or after January 1, 2014, but before September 27, 2015	50%
September 27, 2015	100%

(ii)                                  if the Optionee’s employment is terminated due to Optionee’s voluntary resignation from the Company and its Subsidiaries on or after attaining age sixty-five (65) (a “Retirement”), the Optionee will become vested as to a pro rata portion of the Options determined as follows: the total number of Options multiplied by a fraction where the numerator is the number of calendar days from and including the Grant Date through and including the date of Retirement and the denominator is the total number of calendar days from and including the Grant Date through and including September 27, 2015.

Notwithstanding the foregoing, in the event the Optionee violates any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company or its Subsidiaries prior to the date an Option is exercised, then the Optionee shall not be vested and all the Options will be forfeited.

(c)                                  Except as may otherwise be provided by the Committee, if the Optionee’s employment with or service to the Company or a Subsidiary is terminated, the Options that are then exercisable will terminate as follows:

(i)                                     If the Optionee’s employment terminates by reason of such Optionee’s death or disability (as defined in the Company’s long-term disability plan), the Options may be exercised, to the extent vested on the date of termination, by the Optionee, the Optionee’s legal representative or legatee for a period of two years from the date of death or disability or until the Expiration Date, if earlier.

(ii)                                  If the Optionee’s employment is terminated by the Company for Cause, the Options that are then exercisable will terminate immediately as of the effective date of such termination.  For purposes of this Agreement, “Cause” means any one of the following: (1) a material failure of the Optionee to substantially perform the Optionee’s duties with the Company or its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (3) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (4) repeated instances of negligence in the performance of the Optionee’s job or any instance of gross negligence in the performance of the Optionee’s duties as an employee of the Company or one of its Subsidiaries; (5) any breach by the Optionee of any fiduciary obligation owed to the Company or any Subsidiary or any material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies; or (6) failure by the Optionee to perform Optionee’s job duties for the Company or any Subsidiary to the best of Optionee’s ability and in accordance with reasonable instructions and directions from the Board or its designee, and the reasonable workplace policies and procedures established by the Company or any Subsidiary, as applicable, from time to time.

(iii)                               If the Optionee’s employment terminates for any reason other than by the Company for Cause or due to death or disability, the Options may be exercised, to the extent vested on the date of termination, for a period of one year from the date of termination or until the Expiration Date, if earlier.

5.                                       Exercise of Options.

The Options may only be exercised in accordance with the terms of the Plan and the administrative procedures established by the Committee from time to time.  The Optionee may pay the Exercise Price by:

(a)                                  delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Committee in its discretion;

(b)                                 a broker-assisted cashless exercise procedure satisfactory to the Company;

(c)                                  tender (via actual delivery or attestation) to the Company of other shares of Stock which have a Fair Market Value on the date of tender equal to the Exercise Price, provided that such shares have been owned by the Optionee for a period of at least six months free of any substantial risk of forfeiture or were purchased on the open market without assistance, direct or indirect, from the Company; or

(d)                                 any combination of the foregoing.

6.                                       Adjustment upon Changes in Capitalization.  The Options are subject to adjustment in the event of certain changes in the capitalization of the Company, to the extent set forth in Section 5 of the Plan.

7.                                       Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Options and issuance of shares of Stock upon exercise of the Options shall be subject to and in compliance with all applicable requirements of federal, state or foreign law with respect to such securities.  No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award Notice shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award Notice, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

8.                                       No Rights as a Stockholder.  The Optionee shall not have any of the rights of a stockholder with respect to the Option Shares until such Option Shares have been issued to the Optionee upon exercise of the Options (as evidenced by a stock certificate or an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date on which such Option Shares are issued.

9.                                       No Rights to Continued Employment; Loss of Office.  Neither this Agreement nor the Award Notice shall be construed as giving the Optionee any right to continue in the employ of the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company to terminate such employment.  Notwithstanding any other provision of the Plan, the Award Notice, this Agreement or any other agreement (written or oral) to the contrary, for purposes of the Plan and the Award Notice, a termination of employment shall be deemed to have occurred on the date upon which the Optionee ceases to perform active employment duties for the Company following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation.  Notwithstanding any other provision of the Plan, the Award Notice, this Agreement or any other agreement (written or oral) to the contrary, the Optionee shall not be entitled (and by accepting an Award Notice, thereby irrevocably waives any such entitlement), by way of compensation for loss of office or otherwise, to any sum or other benefit to compensate the Optionee for the loss of any rights under the Plan as a result of the termination or expiration of an Award Notice in connection with any termination of employment.  No amounts earned pursuant to the Plan or any Award Notice shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its Subsidiaries.

10.                                 Clawback.  The Award Notice, and any stock issued or cash paid pursuant to the Award Notice, is expressly subject to any “clawback policy” adopted by the Board or its designee, as may be amended from time to time, or any recoupment permitted or required by law.

In addition, until such time subsequent to the Grant Date that the Company adopts a “clawback policy” that is applicable to the Optionee that expressly supersedes this paragraph, the Options shall be forfeited, and the Optionee shall be obligated to return to the Company any shares previously issued pursuant to the exercise of the Options or a cash payment equal to the value of the shares at the time such shares were sold or transferred, if the Committee determines in good faith (a) that the Optionee has violated the terms of any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company and/or one or more of its Subsidiaries or (b) that, within three (3) years after the date the Optionee exercises an Option, the Optionee (i) experiences a termination of employment for Cause, or the Committee determines after employment termination that the Optionee’s employment could have been terminated for Cause, (ii) engaged in conduct that causes material financial or reputational harm to the Company or Subsidiaries, (iii) provided materially inaccurate information related to publicly reported financial statements of the Company and its Subsidiaries, (iv) improperly, or with gross negligence, failed to identify, assess or report risks material to the Company or its Subsidiaries that were within the scope of the Optionee’s responsibility and of which the Optionee was aware or should have been aware based on facts reasonably available to the Optionee, or (v) violated the Company’s Code of Business Ethics and Conduct, is under investigation for a regulatory matter due to gross negligence or willful misconduct in the performance of the Optionee’s duties for the Company and its Subsidiaries, or otherwise engaged in gross misconduct with respect to the Company and its Subsidiaries.

11.                                 Compliance with Stock Ownership Guidelines.  Except as provided in the PHH Corporation Stock Ownership and Retention Guidelines adopted November 14, 2011, as amended (the “Guidelines”), the Optionee may not divest shares received through the exercise of the Options until the ownership requirements of the Guidelines have been met.

12.                                 Nontransferability of Options.  These Options are nontransferable otherwise than by will or the laws of descent and distribution and during the Optionee’s lifetime, the Options may be exercised only by the Optionee or, during the period in which the Optionee is under a legal disability, by the Optionee’s guardian or legal representative.  Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

13.                                 Withholding of Taxes.  At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due to the Optionee and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options.  The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options or issuance of share certificates representing Option Shares.

The Committee may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options either by electing to have the Company withhold from the shares of Stock to be issued upon exercise that number of Option Shares, or by electing to deliver to the Company already-owned shares of Stock, in either case having a Fair Market Value equal to the amount necessary to satisfy the applicable statutory minimum withholding amount due as determined by the Company.

14.                                 Amendment.  This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Option Shares as determined in the discretion of the Committee, except as provided in the Plan or in a written agreement signed by the Optionee and the Company.

15.                                 Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

16.                                 Notices.  Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, (or applicable non-U.S. equivalent for notices mailed from outside the United States) addressed, if to the Company or the Committee, to the attention of the General Counsel of the Company at the principal office of the Company and, if to the Optionee, to the Optionee’s last known address contained in the personnel records of the Company.

17.                                 Binding Effect.  Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Optionee and their respective estate, successors and assigns, subject to any limitations on transferability under applicable law or as set forth in the Plan.

18.                                 Blackout Periods.  The Optionee acknowledges that, from time to time as determined by the Company in its sole discretion, the Company may establish “blackout periods” during which the Options may not be exercised.  The Company may establish a blackout period for any reason or for no reason.

19.                                 Integrated Agreement.  The Award Notice, this Agreement and the Plan constitute the entire understanding and agreement of the Optionee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.  To the extent contemplated herein or therein, the provisions of the Award Notice and the Agreement shall survive any settlement of the award and shall remain in full force and effect.  The Optionee’s participation in the Plan is voluntary and has not been induced by a promise of employment or continued employment with the Company or a Subsidiary or affiliate of the Company.

20.                                 Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

21.                                 Authority.  The Committee shall have full authority to interpret and construe the terms of the Plan, the Award Notice, and this Agreement.  The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive on all parties.

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